Exhibit 3.19

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEXTIER SOLUTIONS CORPORATION

The undersigned, Michael H. McCann and John Reynard hereby certify as follows:

(1) They are the duly elected and acting President and Secretary of nexTier Solutions Corporation, a California corporation (the “Corporation”).

(2) The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code), are restated as in Exhibit A attached hereto to read as therein set forth in full.

(3) The Second Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

(4) The article amendments as included in the Second Amended and Restated Articles of Incorporation (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The corporation has two classes of shares entitled to vote with respect to the Second Amended and Restated Articles of Incorporation, one which is designated Common Stock and the number of shares outstanding is 8,075,000, and one of which is designated Preferred Stock of which no shares are outstanding. The percentage vote required for the approval of the amendments was more than 50% of all of the shares entitled to vote. The number of shares voting in favor of the amendments equaled or exceeded the vote required.

The undersigned declares under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their am knowledge.

Dated: June 7, 2000

/s/ Michael H. McCann
Michael H. McCann, President

/s/ John Reynard
John Reynard, Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEXTIER SOLUTIONS CORPORATION,

a California corporation

ARTICLE ONE: NAME

The name of this Corporation is nexTier Solutions Corporation.

ARTICLE TWO: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: AUTHORIZED SHARES

3.1 Capital Structure. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000) shares. Forty Million (40,000,000) shares shall be Common Stock, no par value per share, and Ten Million (10,000,000) shares shall be Preferred Stock, no par value per share and of which 1,764,705 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Preferred Stock authorized by the Articles of Incorporation may be issued from time to time in series. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more additional series, and by filing a certificate pursuant to the applicable law of the State of California, to establish from time to time the number of shares to be included in each such series, and to fix the designation, rights, preferences and restrictions of the shares of each such Series And the qualifications, limitations or restrictions thereof. The Board of Directors, within the limits and restrictions stated hi any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. Subject to compliance with applicable protective voting rights which have been or may be granted to Preferred Stock or any series thereof in certificates of determination of the Corporation or these Second Amended and Restated Articles of Incorporation, as the same may be amended from time to time, but notwithstanding any other rights of series of Preferred Stock, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without limitation, provisions with respect to dividends, liquidation, redemption and voting rights), or senior to any of those of the present or future class or series of Preferred Stock or Common Stock.

3.2 Rights, Preference and Restrictions of the Series A Preferred Stock

3.2.1 Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, out of any assets legally available therefor, noncumulative dividends in an amount per share declared by the Board of Directors and payable only when and as declared by the Board of Directors. No dividend may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation in which there are any outstanding shares of Series A Preferred Stock for such fiscal year of the Corporation.

3.2.2 Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof a preference amount per share, in cash, consisting of the sum of (A) the greater of (i) $1.70 for each outstanding share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends and recapitalizations, to the extent they change the number of outstanding shares of Series A Preferred Stock (the “Original Issue Price”) or (ii) the amount that would be payable to such holders had they converted their shares of Series A Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up and (B) an amount equal to declared but unpaid dividends on such share, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive. For purposes of this Section 3.22, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (ii) a sale of all or substantially all of the assets of the Corporation or (iii) a sale of authorized and unissued shares of the Corporation, unless in any of the cases described in clauses (i), (ii) or (iii), the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. The Corporation shall give written notice to the holders of Series A Preferred Stock at least 20 calendar days prior to consummating a transaction that is a liquidation, dissolution or winding up pursuant to this Section 3.3.2. In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as determined reasonably by the Board of Directors.

(b) After payment to the holders of the Series A Preferred Stock of the amount set forth in subsection 3.2.2(a), the then remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock pro rata.

(c) Each holder of Series A Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements, providing for such right or repurchase between the Corporation and such persons, approved in the manner described in Section 3.2.7(b) hereof.

3.2.3 Redemption. On and after June 15, 2010, the Corporation shall have the obligation to redeem the then outstanding shares of Series A Preferred Stock, unless prior to such time (i) the stock issuable upon conversion of all outstanding shares of Series A Preferred Stock has been registered by the Corporation under the Securities Act of 1933, as amended, or a successor statute, pursuant to a registration statement that has been declared effective or (ii) the Corporation has effected an IPO, as defined below. A redemption pursuant to this Section 3.2.3 shall be at a price equal to the fair market value of the shares of Series A Preferred Stock as determined within 60 days prior to the giving of the Repurchase Notice, as defined below, by a nationally recognized valuation firm selected by mutual agreement between the Corporation and the holders of a majority of the then outstanding shares of Series A Preferred Stock, approval of which shall not be unreasonably withheld. In the event that legally available funds are insufficient to redeem all of the outstanding shares of Series A Preferred Stock, the Corporation shall redeem the maximum number of shares of Series A Preferred Stock that it can legally repurchase ratably in accordance with the number of shares of Series A Preferred Stock held by the respective holders, and shall repurchase the remainder as soon as the Corporation has funds legally available therefor. The Corporation shall, not less than 30 nor more than 60 days prior to the date for any repurchase of the Series A Preferred Stock (“Repurchase Date”), mail written notice (“Repurchase Notice”), postage prepaid, to each holder of record thereof at such holder’s post office address last shown on the records of the Corporation. The Repurchase Notice shall state: (i) whether all or less than all of the outstanding shares of the Series A Preferred Stock are to be repurchased and the total number of shares being repurchased; (ii) the number of shares held by the holder which the Corporation intends to repurchase; (iii) the Repurchase Date and Repurchase Price of the shares to be repurchased; and (iv) the time and manner in, and place at, which the holder is to surrender to the Corporation the certificate or certificates representing the shares to be repurchased. On or before the Repurchase Date, each holder of Series A Preferred Stock to be repurchased shall surrender the certificate or certificates representing such shares to the Corporation in the manner and at the place designated in the Repurchase Notice, and thereupon the Repurchase Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are repurchased, a new certificate representing the shares not purchased shall be issued to the holder of such shares. If the Repurchase Notice is duly given and if on the Repurchase Date the Repurchase Price is either paid or malt. available for payment through the arrangement specified below, then notwithstanding that the certificates evidencing any of the shares called for repurchase have not been surrendered, all rights with respect to such shares shall forthwith after the Repurchase Date cease and terminate, except only the right of the holders to receive the Repurchase Price without interest upon surrender of their certificates therefor. At least ten (10) days prior to the Repurchase Date, the Corporation shall deposit with any bank or trust company in Los Angeles or Orange County, California, having a capital and surplus or insurance of at least $100,000,000, as a trust fund, a sum in cash equal to the aggregate Repurchase Price of all shares called for repurchase and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Repurchase Date or prior thereto, the Repurchase Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the Repurchase Date the shares shall be deemed to be repurchased and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Repurchase Price for the shares, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one year from the Repurchase Date shall be released or repaid to the Corporation, after which the holders of shares called for repurchase shall be entitled only to receive payment of the Repurchase Price from the Corporation.

3.2.4 Voting Rights.

(a) General. In addition to the voting rights provided in Section 3.2.7 and the voting rights required by law, with respect to any matter voted on (or consented to) by the holders of the capital stock of the Corporation, the holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series A Preferred Stock could be converted and (except as expressly provided herein or required by law, voting together with the Common Stock as a single class) shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders’ meeting, which shall be given in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. The holders of the Series A Preferred Stock shall be entitled, voting as a separate series, to elect one (1) director of the Corporation. At all times prior to an IPO, and if there is a vacancy in the director’s seat described in the immediately preceding sentence, one representative of the holders of Series A Preferred Stock, designated in any manner upon which a plurality thereof agree, in lieu of the director being elected by the holders of the Series A Preferred Stock as a separate class, shall continue to have “observer” rights as to all Board of Director activities, to receive all notices and to have access to information as if such person were a director. Any remaining directors shall be elected by the holders of Common Stock and holders of Preferred Stock, voting together as a single class. Notwithstanding any Bylaw provision to the contrary, only the shareholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of California law.

3.2.5 Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof; at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the then applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (hereinafter sometimes the “Conversion Rate”). The initial Conversion Price per share for Series A Preferred Stock shall be the Original Issue Price. Such initial Conversion Price shall be adjusted as hereinafter provided (as from time to time in effect, the “Conversion Price”).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price as provided in Section 3.2.5(a) above, after adjustment as provided elsewhere in this Section 3.2.5:

(i) immediately prior to the closing of an underwritten public offering of the Corporation’s Common Stock, following which offering the Corporation’s Common Stock trades on the New York Stock Exchange or the Nasdaq National Market or any national securities exchange with recognition by regulatory authorities not materially different from, and listing standards not less stringent than those imposed by, the Nasdaq National Market, at a price per share of Common Stock (adjusted for any stock splits, stock dividends and recapitalizations of or on the Common Stock) not less than Ten Dollars ($10) for each share of Common Stock into which the Series A Preferred Stock would then convert and yielding gross proceeds of at least Fifteen Million Dollars ($15,000,000) (an “IP0”); provided, however, that if at the time of such IPO the value per share of Common Stock into which the Series A Preferred Stock would then convert is less than Ten Dollars ($10), then the Conversion Rate at which the Series A Preferred Stock converts to Common Stock will be adjusted upward so that upon such automatic conversion the holder receives a number of shares of Common Stock having a value equal to Ten Dollars ($10); or

(ii) at the election of the holders of at least a majority of the Series A Preferred Stock, voting as a separate class, to automatically convert all of the outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any bolder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates there4 duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of. Common Stock on such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.

(i) The Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(A) Upon each issuance by this Corporation of any Additional Stock (as defined below) after the date upon which any shares of the Series A Preferred Stock were first issued (the “Purchase Date”), without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue= plus the number of such shares of such Additional Stock. For the purpose of the above Calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis and include shares of common stock issuable upon conversions of the Series A Preferred, common stock reserved for issuance to employees, directors, and consultants prior to the issuance of the Series A Preferred, and convertible securities and options reserved or issued subsequent to the issuance of the Series A Preferred.

(B) No adjustment of the Conversion Price for Series A Preferred Stock shall be made in an amount less than one cent ($.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Conversion Price for such Preferred Stock shall be rounded up or down to the nearest cent Except to the limited extent provided for in subsections 3.2.5(d)(i) (E)(3) or (E)(4) or 3.2.5(d)(iv), no adjustment of such Conversion Price pursuant to this subsection 3.2.5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3.2.5(d)(i) and subsection 3.2.5(d)(ii):

(1) The aggregate maximum number of shares of Comm Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3.2.5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights, and not including the exercise price provided in such options or rights for the Common Stock covered thereby until received by the Corporation.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the tune such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or tights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities (other than the principal amount of convertible securities to the extent the Corporation has received such consideration as of the issuance thereof) or the exercise of any related options or rights.

(3) In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3.2.5(d)(i)(E)) by this Corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 3.2.5(d)(iii), 3.2.5(e), 3.2.5(f), or 3.2.5(g) hereof

(B) the ten million shares of Common Stock currently outstanding or reserved for issuance pursuant to currently outstanding or future stock options and restricted stock grants (subject to adjustment for stock splits, reverse stock splits and reclassifications thereof), plus any additional shares of Common Stock issuable or issued to employees, service providers or directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation, provided such issuance has been approved by the director, if any, elected by the holders of Series A Preferred Stock voting as a separate class and provided further that consent for such issuance of additional shares of common stock shall not be unreasonably withheld by such director elected by the holders of the Series A Preferred Stock if the number of additional shares proposed to be issued or to be deemed as issued are not more than an amount commensurate with the typical amounts under stock option plans or restricted stock option plans of companies similar in size to, and in the same industry as, the Corporation;

(C) Common Stock issued upon conversion of shares of Series A Preferred Stock;

(D) shares of Common Stock issued or issuable in a public offering in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock; or

(E) the issuance of Common Stock to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar arms’ length transactions with non-affiliates of the Corporation.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a reverse-split or combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased. in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3.2.5(d)(iii), then, in each such case for other purposes of this subsection 3.2.5(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3.2.5 or Section 3.22), provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of such number of shares of Common Stock deliverable upon conversion immediately prior to that recapitalization would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.2.5 with respect to the rights of the holders of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3.2.5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3.2.5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale or an amount of cash receivable as if the Series A Preferred Stock had converted into shares of Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.2.5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3.2.5 shall be applicable after that event in as nearly equivalent a manner as may be practicable. Each holder of Series A Preferred Stock upon the occurrence of an event set forth in this Section 3.2.5(g), shall, subject to automatic conversion pursuant to subsection 3.2.5(b), have the option of electing treatment of his shares of Series A Preferred Stock under either this Section 3.2.5(g) or subsection 3.22(a) hereof if applicable, by giving the Corporation written notice of such election at least ten days prior to the close of such transaction unless such holders received notice of the transaction less than 20 days prior to the close of such transaction, then the notice of election shall be given within 10 days after such notice.

(h) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.2.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3.2.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other .than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a. notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution. security or right, and the amount and character of such dividend, distribution, security or right. The failure to provide such notice itself shall not impair the validity or effectiveness of such action.

(k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred

Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and Witt any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

(m) No Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. g after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

(n) Notices. Any notice required by the provisions of this Section 3.2.5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

3.2.6 Amendment. Any term relating to the Series A Preferred Stock may be amended and the observance of any term relating to the Series A Preferred Stock may be waived (either generally or in a particular instance) only with the vote or written consent of holders of a majority of the outstanding shares of the Series A Preferred Stock (in addition to any other approvals of the Board of Directors and shareholders required by law). Any amendment so effected shall be binding upon the Corporation and any holder of the Series A Preferred Stock.

3.2.7 Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not without the vote or written consent by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) Authorize or effect (by way of any merger, consolidation, reorganization, reclassification, recapitalization or otherwise) the issuance of any securities, including debt, shares of stock or any other equity security, including options, rights to purchase securities and convertible or exchangeable securities (other than in connection with commercial credit arrangements, equipment financings or similar transactions), senior to or on a parity with the Series A Preferred Stock as to dividend rights, liquidation preferences, or conversion rights, or senior to or on a parity with the Series A Preferred Stock as to voting rights; or

(b) Purchase, redeem or otherwise acquire any securities of the Corporation, including any shares of Common Stock or Series A Preferred Stock; provided, however, that this restriction shall not apply to Section 3.23 or to the repurchase of shares of Common Stock from directors, officers, consultants, or employees of the Corporation or any subsidiary of the Corporation pursuant to agreements approved by the Corporation’s Board of Directors under which the Corporation has a right of first refusal with respect to such shares or the option to repurchase such shares upon the occurrence of termination of employment or services; or

(c) Increase or decrease (other than upon conversion as provided in Section 3.2.5 or redemption as provided in Section 3.2.3) the total number of authorized shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock; or

(d) Change (by merger, reclassification, amendment or otherwise) the rights, preferences, privileges or limitations of the Series A Preferred Stock so as to affect them adversely; or

(e) Declare any dividend on Common Stock, or any other security of the Corporation ranking on a parity with or junior to the Series A Preferred Stock, or redeem or repurchase any shares of Common Stock or any other security of the Corporation ranking on a parity with or junior to the Series A Preferred Stock, other than redemptions or repurchases of shares of Common Stock from directors, officers, consultants, or employees below fair market value upon termination of employment or services as required by written agreements approved by the Board of Directors; or

(f) Authorize or enter into any material transaction with any affiliate of the Corporation.

3.2.8 No Reissuances of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

3.3 Common Stock.

3.3.1 Voting. The holders of each share of Common Stock shall have the right to one vote per share of Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

3.3.2 Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock, unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of California, the holders of Common Stock shall have all other rights of shareholders.

ARTICLE FOUR: LIMITATION OF DIRECTOR’S LIABILITY

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE FIVE: INDEMNIFICATION

This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent possible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NEXTIER SOLUTIONS CORPORATION

We, Michael J. Baldulno the Vice President and Barbara L. Smithers the Assistant Secretary of Nextier Solutions Corporation, a corporation duly organized and existing under the laws of the State of California, does hereby certify:

1. That they are the Vice President and the Assistant Secretary, respectively, of Nextier Solutions Corporation, a California corporation.

2. That an amendment to the articles of incorporation of this corporation has been approved by the board of directors.

3. The amendment so approved by the board of directors is as follows:

Article Three of the articles of incorporation of this corporation is amended to read as follows:

The total number of shares of stock which the Corporation shall have the authority to authorize is 1,000 common shares and the par value of each share is one dollar ($1.00), amounting in the aggregate to One Thousand Dollars ($1000.00).

4. That the shareholders have adopted said amendment by written consent. That the wording of said amendment as approved by written consent of the shareholders is the same as that set forth above. That said written consent, was signed by the holders of outstanding shares having not less than the minimum number of required votes of shareholders necessary to approve said amendment in accordance with Section 903 of the California Corporation Code.

There are no preferred shares outstanding.

5. That the designation and total number of outstanding shares entitled to vote on or give written consent to said amendment and the minimum percentage vote required of each class or series entitled to vote on or give written consent to said amendment for approval thereof are as follows:

Designation	Number of shares outstanding entitled	Minimum percentage vote approve
Common	900,000	more than 50 percent

6. That the number of shares which gave written consent in favor of said amendment equaled or exceeded the minimum percentage vote, as set forth above.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the statements contained in the foregoing certificate are true of their own knowledge.

Executed at Stamford Connecticut on February 28, 2003.

/s/ Michael J. Baldulno
Michael J. Baldulno
Vice President

/s/ Barbara L. Smithers
Barbara L. Smithers
Assistant secretary

15